AGREEMENT AS TO TRANSFERS


               THIS AGREEMENT AS TO TRANSFERS, dated as of July 23, 1997 (this "Agreement") between CAPITAL DEVELOPMENT S.A., a Panama corporation (the "Holder"), and NATURAL HEALTH TRENDS CORP., a Florida corporation (the "NHTC").


                              W I T N E S S E T H:

               WHEREAS, pursuant to the Amended and Restated Agreement and Plan of Reorganization (the "Reorganization Agreement"), dated as of July 23, 1997, by and among NHTC, Global Health Alternatives, Inc. and the stockholders thereof party thereto (including the Holder), the Holder has agreed to indemnify NHTC against certain liabilities as described in Article VIII of the Reorganization Agreement; and

               WHEREAS, pursuant to the Registration Rights Agreement, the Holder and certain other Company Stockholders are restricted from selling shares of NHTC for a period of two years; and

               WHEREAS, the parties hereto intend to further restrict the Holder's ability to sell the NHTC Firm Shares and to coordinate such restriction with that imposed under the Registration Rights Agreement;


               NOW,  THEREFORE,   in  consideration  of  the  mutual  agreements
contained herein, in the Reorganization Agreement, and in the Registration Rights Agreement, the parties hereto agree as follows:


1.      Definitions.

               All capitalized terms used and not otherwise defined herein shall have the meanings assigned to them in the Reorganization Agreement.

                "Potential Liabilities" shall mean, at any date, (i) the greater of (x) the Holder's Pro-Rata Indemnity Percentage of the then Indemnity Cap, and
(y) $461,613, which amount is the product of the closing market price per share for the common stock of NHTC on prior the Closing Date times the number of Firm Shares received by the Holder, minus (ii) any amounts then previously paid to NHTC by or on behalf of Holder (or its successors or assigns) pursuant to
Article VIII of the Reorganization Agreement.

2.      Covenant Not to Sell.

               The Holder hereby covenants and agrees it will not sell, transfer or otherwise dispose of any of its Firm Shares to the extent that such sale, transfer or other disposition would reduce the aggregate Fair Market Value of the Holder's remaining Firm Shares at the time of determination to less than 120% of the then Potential Liabilities. Holder hereby consents to the placement of a legend on the certificate(s) evidencing the ownership of its Firm Shares indicating that such shares are subject to the restrictions set forth herein.


3.      Covenant to Release Shares.

               NHTC hereby covenants and agrees that upon request of the Holder to sell, transfer or otherwise dispose of any Firm Shares not in violation of
Section 2 above, NHTC will promptly arrange for the issuance of a certificate or certificates evidencing the shares to be sold, transferred or otherwise disposed of which shall not bear the restrictive legend referred to above. Any permission to sell, transfer or otherwise dispose of, provided pursuant to Section 9 of the Registration Rights Agreement shall be deemed to be permission to transfer shares hereunder to the extent set forth in such permission without further action by the Holder or NHTC.


4.      Term.

               This Agreement shall terminate on the earliest to occur of (i) the release by NHTC of all of the Holder's Firm Shares from the transfer restrictions under this Agreement; (ii) the payment by the Holder of the maximum amount of Potential Liabilities; (iii) the absence of any rights of NHTC that may give rise to Potential Liabilities; or (iv) the sixth anniversary of the date hereof. Promptly following such termination NHTC shall issue or cause to be issued, in exchange for the Holder's certificate(s) bearing the legend referred to above, a new certificate or certificates evidencing all of Holder's NHTC shares previously subject to this Agreement which certificate(s) shall not bear any restrictive legend pursuant to this Agreement.


5.      Governing Law.

               This Agreement shall be governed by and construed in accordance with the laws of the State of New York (other than the choice of law principles thereof).

6.      Counterparts.

               This Agreement may be executed in any number of counterparts, and each counterpart shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement.

               IN  WITNESS  WHEREOF,   the  parties  hereto  have  caused  their
authorized officers to execute and deliver this Agreement on the date first above written.


                                                   CAPITAL DEVELOPMENT S.A.



                                                   By:
                                                       Name:
                                                       Title:




                                                   NATURAL HEALTH TRENDS CORP.



                                                   By:
                                                       Name:
                                                       Title:











                                      - 3 -